EXHIBIT 99.1

STEPAN REPORTS FIRST QUARTER SALES AND EARNINGS

NORTHFIELD, Illinois, April 26, 2005 — Stepan Company (NYSE: SCL) today reported first quarter results for the period ended March 31, 2005.

SUMMARY

	Three Months Ended March 31
($ in thousands)	2005	2004	% Change
Net Sales	$264,252	$221,387	+ 19
Net Income	3,244	4,030	- 20
Earnings per Diluted Share	$0.33	$0.42	- 21

Net sales increased 19 percent due to higher selling prices (14%), higher sales volume (4%) and the effect of foreign currency translation (1%). Surfactant and Polymer volumes rose, while Specialty Products declined.

Surfactant earnings declined due to higher research expenses, coupled with weaker sales mix in North America and lower margins in Europe. Polymer earnings rose significantly, but the benefit was largely offset by lower Specialty Products earnings. Net income also included two items that had the net effect of increasing earnings by $0.3 million. Insurance proceeds of $0.6 million after tax related to a fire in the U.K. in 2004 increased income, while income attributable to deferred compensation plan obligation declined by $0.3 million.

SEGMENT RESULTS

	Three Months Ended March 31
($ in thousands)	2005	2004	% Change
Net Sales
Surfactants	$201,158	$176,001	+ 14
Polymers	57,363	37,554	+ 53
Specialty Products	5,731	7,832	- 27

Total Net Sales	$264,252	$221,387	+ 19

Surfactant sales were up 14 percent, primarily due to higher selling prices and a slight increase in volume. North American surfactant volume grew by two percent, which was partially offset by a six percent decline in European sales volume. Surfactant earnings declined slightly due to higher operating expenses in North America and weaker volume and margins in Europe.

Polymer sales rose 53 percent largely attributable to higher selling prices caused by continued raw material cost increases. Sales volume grew by five percent. Earnings improved due to the higher volume and improved sales mix. Higher margin polyurethane polyol volume growth was partially offset by a decline in phthalic anhydride (PA) volume. The decline in PA was partially attributable to a plant shutdown during March for maintenance.

Specialty Products sales declined 27 percent due to unusually low flavor and pharmaceutical volumes that are expected to recover over the balance of 2005. Specialty Products earnings were down as a result of the lower volume of the higher margin products.

OPERATING EXPENSES

	Three Months Ending March 31
($ in thousands)	2005	2004	% Change
Marketing	$7,751	$7,394	+ 5
Administrative	7,554	7,941	- 5
Research, development and technical service	7,627	6,314	+ 21

Total	$22,932	$21,649	+ 6

Operating expenses increased six percent, primarily due to higher research costs. The large increase in research costs was due to consulting on new technologies, increased testing required to support our biocidal product lines and laboratory renovation expenses. This level of research spending is expected to moderate over the balance of the year. Administrative expense declined due to lower outside legal costs and the elimination of system implementation costs for projects concluded in 2004. Higher pension and healthcare costs also contributed to the increase in operating expenses.

OTHER INCOME AND EXPENSE

Interest expense declined due to a higher mix of short term debt at lower interest rates.

Income from our equity in a Philippine joint venture was a loss during the first quarter due to an adverse change in product mix. Philippine joint venture income should improve as the year progresses.

OUTLOOK

“The polymer group has started the year with a strong performance, but weaker specialty products earnings offset the improvement,” said F. Quinn Stepan, Chairman and Chief Executive Officer. “Surfactant sales volume grew and efforts to recover higher raw material, freight and natural gas costs have been successful in North America, but have met greater resistance in Europe. Overall business conditions look positive for the balance of 2005. Specialty Products earnings are expected to recover in the second quarter and despite the slow start to 2005, we remain confident in our strategy and are optimistic about full year earnings growth.”

CONFERENCE CALL

Stepan Company will host a conference call to discuss the first quarter results at 9:00 a.m. Eastern Daylight Time on April 27, 2005. To listen to a live webcast of this call, please go to our Internet website at: www.stepan.com, click on investor relations, next click on conference calls and follow the directions on the screen.

Stepan Company, headquartered in Northfield, Illinois, is a leading producer of specialty and intermediate chemicals used in household, industrial, personal care, agricultural, food and insulation related products. The common and the convertible preferred stocks are traded on the New York and Chicago Stock Exchanges under the symbols SCL and SCLPR.

* * * * *

table follows

Except for historical information, all other information in this news release consists of forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected, anticipated or implied. The most significant of these uncertainties are described in Stepan Company’s Form 10-K, Form 8-K and Form 10-Q reports and exhibits to those reports, and include (but are not limited to), prospects for our foreign operations, foreign currency fluctuations, certain global and regional economic conditions, the probability of future acquisitions and the uncertainties related to the integration of acquired businesses, the probability of new products, the loss of one or more key customer or supplier relationships, the costs and other effects of governmental regulation and legal and administrative proceedings, and general economic conditions. These forward-looking statements are made only as of the date hereof, and Stepan Company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.

STEPAN COMPANY

Statements of Income

For the Three Months Ended March 31, 2005 and 2004

(Unaudited – 000’s Omitted)

	Three Months Ended March 31
	2005	2004	% Change
Net Sales	$264,252	$221,387	+	19

Cost of Sales	234,436	191,735	+	22

Gross Profit	29,816	29,652	+	1

Operating Expenses:
Marketing	7,751	7,394	+	5
Administrative	7,554	7,941	-	5
Research, development and technical services	7,627	6,314	+	21

	22,932	21,649	+	6

Operating Income	6,884	8,003	-	14

Other Income (Expense):
Interest, net	(1,799)	(2,061)	-	13
Income/(loss) from equity in joint venture	(108)	485	-	—
Other, net	(30)	(501)	-	94

	(1,937)	(2,077)	-	7

Income Before Provision for Income Taxes and Minority Interest	4,947	5,926	-	17
Provision for Income Taxes	1,707	1,896	-	10
Minority Interest	4	0	+	—

Net Income	$3,244	$4,030	-	20

Net Income Per Common Share
Basic	$0.34	$0.43	-	21

Diluted	$0.33	$0.42	-	21

Shares Used to Compute Net Income per Common Share
Basic	8,994	8,943	+	1

Diluted	9,696	9,698	-	—

STEPAN COMPANY

Balance Sheets

March 31, 2005 and December 31, 2004

(Unaudited – 000’s Omitted)

	2005 March 31	2004 December 31
ASSETS
Current Assets	$260,087	$235,484
Property, Plant & Equipment, net	206,391	208,870
Other Assets	46,907	48,422

Total assets	$513,385	$492,776

LIABILITIES & STOCKHOLDERS’ EQUITY
Current Liabilities	$151,140	$157,602
Deferred Income Taxes	6,903	7,758
Long-term Debt	121,782	94,018
Other Non-current Liabilities	64,715	64,223
Minority Interest	930	934
Stockholders’ Equity	167,915	168,241

Total liabilities & Stockholders’ equity	$513,385	$492,776

5